Filed Pursuant to Rule 433 Dated December 29, 2025 Registration No. 333-282565
The Bank of Nova Scotia Senior Note Program, Series A Equity Index Linked Securities

Market Linked Securities – Upside Participation to a Cap and Principal Return at Maturity

Principal at Risk Securities Linked to a Basket due August 2, 2029

Term Sheet to the Preliminary Pricing Supplement dated December 29, 2025

Summary of Terms

Issuer	The Bank of Nova Scotia (the “Bank”)
Market Measure

An equally-weighted basket (the “Basket”) composed of the following Basket Components, with the weighting percentages noted parenthetically: the EURO STOXX 50® Index (Bloomberg ticker: SX5E) (50%) and the S&P 500® Index (Bloomberg ticker: SPX) (50%) (each referred to as a “Basket Component” and collectively as the “Basket Components”)

Pricing Date*	January 29, 2026
Issue Date*	February 3, 2026
Face Amount (Original Offering Price)	$1,000 per security
Maturity Payment Amount (per Security)

●If the ending level is greater than the starting level: $1,000 plus the lesser of:

(i) $1,000 × basket return × upside participation rate; and

(ii) the maximum return; or

●If the ending level is less than or equal to the starting level:

$1,000

All payments on the securities are subject to the credit risk of the Bank.

Basket Return:	The ending level minus the starting level divided by the starting level (expressed as a percentage)
Calculation Day*	July 30, 2029, subject to postponement.
Stated Maturity Date*	August 2, 2029, subject to postponement
Starting Level	100.00
Ending Level

The weighted returns of the Basket Components, equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of (A) 50% of the basket component return of the EURO STOXX 50® Index; and (B) 50% of the basket component return of the S&P 500® Index

Maximum Return:

At least 24.00% of the face amount per security (at least $240.00 per security) (the actual maximum return will be determined on the pricing date). As a result of the maximum return, the maximum maturity payment amount will be at least $1,240.00 per security.

Upside Participation Rate:	100%
Basket Component Return:	(final basket component level – initial basket component level) / initial basket component level
Initial Basket Component Level:	For each Basket Component, its closing level on the pricing date
Final Basket Component Level:	For each Basket Component, its closing level on the calculation day
Calculation Agent	Scotia Capital Inc., an affiliate of the Bank
Denominations	$1,000 and any integral multiple of $1,000
Agents**

Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC (“WFS”).

WFS will receive a discount of up to 3.325%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 2.25%, and WFA may receive a distribution expense fee of 0.075%.

CUSIP / ISIN	06419HLG7 / US06419HLG73
Material Canadian and U.S. Tax Consequences	See the preliminary pricing supplement.
*	Subject to change.
**	In respect of certain securities, we may pay a fee of up to $2.00 per security to selected securities dealers for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile

If the ending level is less than the starting level, you will receive no positive return on the securities at maturity.

Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than or equal to the face amount of the securities, depending on the performance of the Basket from its starting level to its ending level. All payments on the securities are subject to the credit risk of the Bank.

If the securities priced today, the estimated value of the securities would be between $925.98 (92.598%) and $955.98 (95.598%) per $1,000 face amount. See “The Bank’s Estimated Value of the Securities” in the preliminary pricing supplement.

Preliminary pricing supplement:

http://www.sec.gov/Archives/edgar/data/9631/000183988225072726/bns_424b2-42888.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet, “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus.

This introductory term sheet does not provide all the information that an investor should consider prior to making an investment decision. This term sheet should be read in conjunction with the preliminary pricing supplement, underlier supplement, product supplement, prospectus supplement, and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in “Selected Risk Considerations” in the preliminary pricing supplement and “Risk Factors” in the product supplement, prospectus supplement and prospectus. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

●You May Receive No Positive Return On Your Securities At Maturity.

●No Periodic Interest Will Be Paid On The Securities.

●Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Basket Components.

●Changes In The Closing Levels Of The Basket Components May Offset Each Other.

●Correlation of Performances Among the Basket Components May Reduce the Performance of the Securities.

Risks Relating To An Investment In the Bank’s Debt Securities, Including The Securities

●Your Investment Is Subject To The Credit Risk Of The Bank.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

●The Inclusion Of Dealer Spread And Projected Profit From Hedging In The Original Offering Price Is Likely To Adversely Affect Secondary Market Prices.

●The Bank's Estimated Value Of The Securities Will Be Lower Than The Original Offering Price Of The Securities.

●The Bank's Estimated Value Does Not Represent Future Values Of The Securities And May Differ From Others' Estimates.

●The Bank's Estimated Value Is Not Determined By Reference To Credit Spreads For Our Conventional Fixed-Rate Debt.

●If The Levels Of The Basket, the Basket Components Or The Constituent Stocks of the Basket Components Change, The Market Value Of Your Securities May Not Change In The Same Manner.

●The Price At Which The Securities May Be Sold Prior To Maturity Will Depend On A Number Of Factors And May Be Substantially Less Than The Amount For Which They Were Originally Purchased.

●The Securities Lack Liquidity.

Risks Relating To The Basket Components

●The Basket Components Reflect Price Return Only And Not Total Return.

●Investing In The Securities Is Not The Same As Investing In The Basket Components.

●Historical Values Of A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measure During The Term Of The Securities.

●Changes That Affect A Basket Component May Adversely Affect The Value Of The Securities And Any Payments On The Securities.

●We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Basket Components.

●We And Our Affiliates And The Agents And Their Affiliates Have No Affiliation With Any Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

●The EURO STOXX 50® Index Will Not Be Adjusted For Changes In Exchange Rates Related To The U.S. Dollar, Which Might Affect The EURO STOXX 50® Index.

●The Securities Are Subject To Non-U.S. Securities Market Risk.

●An Investment In The Securities Is Subject To Risks Associated With The Eurozone.

Risks Relating To Hedging Activities And Conflicts Of Interest

●A Participating Dealer Or Its Affiliates May Realize Hedging Profits Projected By Its Proprietary Pricing Models In Addition To Any Selling Concession And/Or Any Distribution Expense Fee, Creating A Further Incentive For The Participating Dealer To Sell The Securities To You.

●Hedging Activities By The Bank And/Or The Agents May Negatively Impact Investors In The Securities And Cause Our Respective Interests And Those Of Our Clients And Counterparties To Be Contrary To Those Of Investors In The Securities.

●Market Activities By The Bank Or The Agents For Their Own Respective Accounts Or For Their Respective Clients Could Negatively Impact Investors In The Securities.

●The Bank, The Agents And Their Respective Affiliates Regularly Provide Services To, Or Otherwise Have Business Relationships With, A Broad Client Base, Which Has Included And May Include Issuers Of An Underlying Stock, The Sponsor Or Investment Advisor For A Fund And/Or The Issuers Of Securities Included In An Index Or Held By A Fund.

●Other Investors In The Securities May Not Have The Same Interests As You.

●There Are Potential Conflicts Of Interest Between You And The Calculation Agent.

●The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

Risks Relating To Canadian And U.S. Federal Income Taxation

●The Tax Consequences Of An Investment In The Securities Are Unclear. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Canadian Income Tax Consequences” and “U.S. Federal Income Tax Consequences” in the preliminary pricing supplement.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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